Exhibit 99.1

INNOVATE Corp. Announces Rights Offering Pricing
New York, March 6, 2024 - INNOVATE Corp. (“INNOVATE” or the “Company”) (NYSE: VATE), a diversified holding company, announced today that it has approved the pricing for its previously announced rights offering.
The Company will distribute to each holder of the Company’s common stock as of March 6, 2024 (the “rights offering record date”), one transferable subscription right to purchase 0.2858 shares of the Company’s common stock at a price of $0.70 per whole share. Holders of the Company’s existing preferred stock and convertible notes that are entitled to participate in dividend distributions to holders of the Company’s common stock will also be entitled to participate in the rights offering. The offering will expire at 5:00 PM Eastern Time on March 25, 2024, unless extended by the Company. The Company expects to mail subscription rights certificates evidencing the rights and a copy of the prospectus supplement for the offering to record date stockholders beginning on March 8, 2024.
The rights offering will be made pursuant to INNOVATE’s effective shelf registration statement on Form S-3, filed with the SEC on September 29, 2023 and declared effective on October 6, 2023, and a prospectus supplement containing the detailed terms of the rights offering to be filed with the SEC. The information in this press release is not complete and is subject to change. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities (including without limitation the Preferred Stock to be issued and sold in the concurrent private placement), nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus and a related prospectus supplement. Copies of the prospectus and related prospectus supplement, when they become available, will be distributed to all eligible stockholders as of the rights offering record date and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering.
About INNOVATE
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 4,000 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.
Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the proposed rights offering and concurrent private placement, including, among others, statements related to the expected timing, eligible offerees, backstop purchasers and expectations regarding participation in the rights offering, the use of proceeds from the rights offering, the size of the rights offering and other terms of the rights offering, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change. Accordingly, no assurance can be given that the rights offering or concurrent private placement will be consummated on the terms described above or at all. All forward-looking statements speak only as of the date made, and unless legally required, INNOVATE undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691